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EXHIBIT 99.1

August 11, 1998

STATION CASINOS, INC. ANNOUNCES AMENDED COMPLAINT AGAINST CRESCENT REAL ESTATE EQUITIES COMPANY

     LAS VEGAS,- Station Casinos, Inc. ("Station") announced today that it has amended the complaint filed in the Nevada state court proceeding against Crescent Real Estate Equities Company. As amended, the complaint states that Crescent embarked on a series of actions to avoid its obligations under the Agreement and Plan of Merger between Station and Crescent (the "Merger Agreement") and seeks damages. Station believes its damages are in excess of $400,000,000. Station also announced that it sent Crescent a demand to purchase an additional $95,000,000 of new Station preferred shares which Station believes Crescent is required to fund by the Merger Agreement. The amended complaint seeks specific performance for Crescent's purchase of the $95,000,000 of new preferred shares, as well as the $20,000,000 of preferred shares previously drawn.

     Station stated that it was deeply disappointed by Crescent's actions and could only believe they were motivated by a desire to avoid the contractual obligations of the Merger Agreement. Station noted that when its preferred stockholders first expressed concerns with the structure of the transaction, it began discussions with its shareholders and with Crescent, and agreed with Crescent to postpone the stockholder meeting so as to have time to negotiate with the preferred stockholders and explore alternatives. Station believes it was making excellent progress in its discussions with preferred holders and believes their issues would have been resolved with no material effect on the proposed merger.

     Station has commenced $96,000,000 in construction projects, which were approved by Crescent and to be funded from debt capacity made available from the use of the proceeds of the new preferred stock to be sold to Crescent. The Merger Agreement provides that Crescent's funding commitment survives any termination of the Merger Agreement, so long as Station has not materially breached any representations or covenants in the Merger Agreement. Station revealed that Crescent previously asked it several times to delay drawing on the new preferred stock so as to accommodate Crescent's own capital availability issues. Station had been attempting to effect a purchase of preferred stock to pay down debt and to make available funds for the approved projects. Station stated that after several deferrals to assist Crescent, Station's development activities caused it to make the recent $20,000,000 request.

     Station stated that soon after the joint press release announcing postponement of the shareholder meeting, Crescent repeatedly advised it over the course of the week that Crescent had not consented to the postponement of the meeting. Because Station feared that Crescent would use this as a pretext for canceling the Merger Agreement and refusing to fund the $20,000,000 of new preferred stock, Station asked a state court in Nevada to declare that the postponement did not breach the Merger Agreement. Unfortunately, Station's suspicions were correct and Crescent filed suit in Federal Court in Texas seeking to terminate the Merger Agreement and refusing to fund the new preferred stock on the grounds that Station postponed the meeting and other equally specious claims of breaches of the Merger Agreement.

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     While Station called the action by Crescent unfortunate, it said it planned to vigorously pursue its rights under the Merger Agreement and related documents and agreements. Station also stated that it is reevaluating its capital requirements. Station is talking to its banks and, although it needs a waiver with respect to short term amortization, feedback from the banks to date has been positive. Station said that it was discussing with its banks financing alternatives to fund its planned projects and is encouraged by the course of those discussions.

     Frank Fertitta III, chief executive officer of Station stated, "We will continue in light of Crescent's recent actions to do whatever we can to protect our stockholders' interests. Despite the distractions related to the merger, our business trends are strong in Nevada and Missouri. Having recently announced our fourth consecutive quarter of record cash flows, we are optimistic about our prospects going forward. Our debt levels have declined, while our cash flows increased 35% over the same quarter last year."

     Station Casinos, Inc. is a multi-jurisdictional gaming company that owns and operates the Palace Station Hotel & Casino, the Boulder Station Hotel & Casino, the Texas Station Gambling Hall & Hotel, and the Wild Wild West Gambling Hall & Hotel in Las Vegas, Nevada, Sunset Station Hotel and Casino in Henderson, Nevada, as well as slot machine route management services in Clark County, Nevada. Station Casinos, Inc. also owns and operates Station Casino St. Charles, a gaming and entertainment facility in St. Charles, Missouri, and Station Casino Kansas City, a gaming and entertainment facility in Kansas City, Missouri.

     This press release may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operations and expansion projects of Station and its subsidiaries which involve risks and uncertainties including, but not limited to, competition from other gaming operations, the inherent uncertainty and cost of prolonged litigation, construction risks, and licensing and other regulatory risks. Further information on potential factors which could affect the financial condition, results of operations, expansion projects of Station and its subsidiaries are included in the filings of Station with the Securities and Exchange Commission, including, but not limited to Station's Annual Report on Form 10-K for the fiscal year ended March 31, 1998.


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August 7, 1998

STATION CASINOS ANNOUNCES CRESCENT REAL ESTATE EQUITIES FILES SUIT TO TERMINATE MERGER AGREEMENT

     LAS VEGAS,- Station Casinos, Inc. ("Station") announced today that Crescent Real Estate Equities Company ("Crescent") advised Station that Crescent is terminating the Agreement and Plan of Merger ("Merger Agreement") between Crescent and Station and that Crescent has filed suit against Station in federal court in Texas. According to the Crescent announcement, Crescent seeks compensatory damages and a declaratory judgment that Crescent does not need to fund the purchase of 20,000 shares of Station's redeemable preferred stock for $20 million plus accrued dividends.

     Station believes that Crescent's contentions are without merit. Station plans to assert vigorously its rights under the Merger Agreement and otherwise.

     Station Casinos, Inc., is a multi-jurisdictional gaming company that owns and operates the Palace Station Hotel & Casino, the Boulder Station Hotel & Casino, the Texas Station Gambling Hall & Hotel, and the Wild Wild West Gambling Hall & Hotel in Las Vegas, Nevada, Sunset Station Hotel and Casino in Henderson, Nevada, as well as slot machine route management services in Clark County, Nevada. Station Casinos, Inc. also owns and operates Station Casino St. Charles, a gaming and entertainment facility in St. Charles, Missouri, and Station Casino Kansas City, a gaming and entertainment facility in Kansas City, Missouri.

     This press release may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operations and expansion projects of Station and its subsidiaries which involve risks and uncertainties including, but not limited to, competition from other gaming operations, construction risks, and licensing and other regulatory risks. Further information on potential factors which could affect the financial condition, results of operations and expansion projects of Station and its subsidiaries, are included in the filings of Station with the Securities and Exchange Commission, including, but not limited to Station's Annual Report on Form 10-K for the fiscal year ended March 31, 1998, Registration Statement on Form S-4 File No. 333-30685, and its Proxy Statement available on Form S-4 File No. 333-57945.

CONTACT: Glenn C. Christenson, Executive Vice President/Chief Financial Officer/Chief Administrative Officer, 800-544-2411, Rod S. Atamian, Vice President of Financial Services, 800-544-2411, or Jack Taylor, Director of Public Relations, 702-221-6900, all of Station Casinos, Inc.


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July 31st 1998

STATION CASINOS FILES FOR DECLARATORY RELIEF

     LAS VEGAS, - Station Casinos, Inc. ("Station") announced today that yesterday it filed actions in Nevada federal and state court seeking declaratory relief in connection with the Agreement and Plan of Merger (the "Merger Agreement") between Station and Crescent Real Estate Equities Company ("Crescent"). Station and Crescent previously announced the postponement of the joint annual and special meeting of stockholders of Station in order to address concerns expressed by holders of Station's preferred stock. Subsequent to the announcement, Crescent advised Station that postponing the meeting was "inconsistent with Station's responsibilities under the Merger Agreement." Station believes that the postponement of the meeting was not a breach of the Merger Agreement. Station also announced that it has given a draw notice to Crescent calling on Crescent to purchase $20 million of redeemable preferred stock pursuant to the Merger Agreement for repayment of funds drawn on Station's Revolving Loan Agreement to pay for master-planned expansions.

     Frank Fertitta III, chief executive officer of Station stated, "We took this action to clarify the status of the Merger Agreement and we are hopeful that a quick resolution of these issues can be achieved so that the parties can move forward to address the concerns of the preferred stockholders."

     Station Casinos, Inc. is a multi-jurisdictional gaming company that owns and operates the Palace Station Hotel & Casino, the Boulder Station Hotel & Casino, the Texas Station Gambling Hall & Hotel, and the Wild Wild West Gambling Hall & Hotel in Las Vegas, Nevada, Sunset Station Hotel and Casino in Henderson, Nevada, as well as slot machine route management services in Clark County, Nevada. Station Casinos, Inc. also owns and operates Station Casino St. Charles, a gaming and entertainment facility in St. Charles, Missouri, and Station Casino Kansas City, a gaming and entertainment facility in Kansas City, Missouri.

     This press release may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operations and expansion projects of Station and its subsidiaries which involve risks and uncertainties including, but not limited to, competition from other regulatory risks. Further information on potential factors which could affect the financial condition, results of operations and expansion projects of Station and its subsidiaries, and the ability of Station to consummate the merger with Crescent Real Estate Equities Company are included in the filings of Station with the Securities and Exchange Commission, including, but not limited to Station's Annual Report on Form 10-K for the fiscal year ended March 31, 1998, Registration Statement on Form S-4 File No. 333-30685, and its Proxy Statement available on Form S-4 File No. 333-57945.

CONTACT: Glenn C. Christenson, Executive Vice President/Chief Financial Officer/Chief Administrative Officer, 702-367-2484, Jack Taylor, Director of Corporate Public Relations, 702-221-6900, or Rod S. Atamian, Vice President of Financial Services, 702-221-6626, all of Station Casinos, Inc.


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July 27th 1998

STATION CASINOS AND CRESCENT REAL ESTATE ANNOUNCE DELAY OF STATION SHAREHOLDER MEETINGS

     LAS VEGAS, - Crescent Real Estate Equities Company ("Crescent") and Station Casinos, Inc. ("Station") announced today that Station is postponing its joint annual and special shareholder meeting originally scheduled for August 4, 1998 for holders of the $3.50 Convertible Preferred Stock ("Station Preferred") and common stock ("Station Common") until further notice. At this meeting, holders of the Station Preferred and Station Common were to be asked to vote on, among other things, the pending merger between Station and Crescent. Station has determined that it needs additional time to communicate with the holders of the 2.07 million shares of Station Preferred regarding terms of the pending merger with Crescent as they relate to the Station Preferred. The meeting is canceled until further notice.

     The Station Preferred has an aggregate liquidation preference of $103.5 million and may be redeemed for Station Common at a 4.9 percent, or $5.1 million, premium to the liquidation value (plus accrued dividends) on March 15, 1999. Station plans to discuss with the holders of the Station Preferred the nature of their concerns with the terms of the proposed merger and is exploring ways to address those concerns as well as other options.

     If a satisfactory resolution of the issues can not be obtained, Station could, with the consent of Crescent, redeem the Station Preferred on March 15, 1999, prior to the closing of the merger which would then be expected to be on or before March 31, 1999.

     Gerald Haddock, chief executive officer of Crescent, and Frank Fertitta III, chief executive officer of Station, said, "We remain very excited by the prospects of the merger of Crescent and Station. The common shareholders are voting overwhelmingly for the merger with 63 percent of the shares voted to date. We hope to revolve the concerns of the holders of the Station Preferred soon to be able to close promptly after approval from the Gaming Authorities in line with earlier announced expectations."

     Crescent is a fully integrated real estate company which, upon completion of certain pending transactions, including the merger, will own through its subsidiaries a portfolio of real estate assets, consisting primarily of 99 office properties and seven retail properties totaling 35.3 million square feet, an approximate 38 percent interest in 94 refrigerated warehouse facilities, 89 behavioral healthcare facilities, seven casino/hotel properties, six full-service hotel properties totaling 2,276 rooms, two destination health and fitness resorts and economic interests in five residential development corporations. The office rental properties are located primarily in 17 metropolitan submarkets in Texas.

     Station Casinos, Inc. is a multi-jurisdictional gaming company that owns and operates the Palace Station Hotel & Casino, the Boulder Station Hotel & Casino, the Texas Station Gambling Hall & Hotel, and the Wild Wild West Gambling Hall & Hotel in Las Vegas, Nevada, Sunset Station Hotel and Casino in Henderson, Nevada, as well as slot machine route management services in Clark County, Nevada. Station Casinos, Inc. also owns and operates Station Casino St. Charles, a gaming and entertainment facility in St. Charles, Missouri, and Station Casino Kansas City, a gaming and entertainment facility in Kansas City, Missouri.


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     This press release may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operations and expansion projects of Station and its subsidiaries which involve risks and uncertainties including, but not limited to, competition from other gaming operations, construction risks, and licensing and other regulatory risks. Further information on potential factors which could affect the financial condition, results of operations expansion projects of Station and its subsidiaries, and the ability of Station to consummate the merger with Crescent Real Estate Equities Company are included in the filings of Station with the Securities and Exchange Commission, including, but not limited to Station's Annual Report on Form 10-K for the fiscal year ended March 31, 1998, Registration Statement on Form S-4 File No. 333-30685, and its Proxy Statement available on Form S-4 File No. 333-57945.

CONTACT: Glenn C. Christenson, Executive Vice President/Chief Financial Officer/Chief Administrative Officer, 702-367-2484, or Jack Taylor, Director of Corporate Public Relations, 702-221-6900, or Rod S. Atamian, Vice President of Financial Services, 702-221-6626, all of Station Casinos, Inc.; or Dallas E. Lucas, Senior Vice President-Chief Financial Officer of Crescent Real Estate Equities Company, 817-877-0426.





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